Exhibit 10.23
April 17, 2007
Sam Cogdill
Amaizing Energy Atlantic, LLC
2404 West Highway 30
Denison, Iowa 51442
          Re:      Novation of CassCo Amaizing Energy, LLLP Letter of Intent
Dear Sam:
     This letter (the “Letter Agreement”), when signed by you in the space set forth below, will confirm the agreement between Amaizing Energy Atlantic, LLC (“Atlantic LLC”), as successor by assignment and merger to CassCo Amaizing Energy, LLLP (“CassCo LLLP”), and Fagen, Inc. (“Fagen”) (sometimes collectively referred to as the “Parties”) with respect to the matters set forth herein relative to the replacement of that certain Letter of Intent between Fagen and CassCo LLLP dated July 25, 2006.
RECITALS
     A. Whereas, Fagen and CassCo LLLP have entered into and executed that certain Letter of Intent dated July 25, 2006 (the “July 25 Letter of Intent”) with respect to the construction of a one hundred (100) million gallon per year (“MGY”) dry grind ethanol production facility located at Atlantic, Iowa (“the Plant”); and
     B. Whereas, the July 25 Letter of Intent identified CassCo LLLP as Owner of the Plant and as counterparty to the Letter of Intent between Fagen and Owner; and
     C. Whereas, on August 8, 2006 CassCo LLLP was dissolved by its partners and said partners assigned, transferred and conveyed any assets or liabilities distributed or distributable therefrom to CassCo Amaizing Energy, LLC (“CassCo LLC”), an Iowa limited liability formed on August 8, 2006.
     D. Whereas, on January 31, 2007, CassCo LLC merged with and into Atlantic LLC and Atlantic LLC is the surviving company and continues to exist with substantially the same management and membership; and
     E. Whereas, due to the merger, the correct counterparty to the July 25 Letter of Intent and Owner of the Plant is Atlantic LLC; and
     F. Whereas, the Parties have agreed that the Owner referred to in the July 25 Letter of Intent shall be replaced with Atlantic LLC from CassCo LLLP.

     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1. Atlantic LLC is comprised of substantially the same management and membership as both CassCo LLLP and CassCo LLC, and Atlantic LLC therefore replaces CassCo LLLP and effects a novation with respect to the Owner within the July 25 Letter of Intent in its entirety.
2. The other provisions of the July 25 Letter of Intent shall remain unchanged and in full force and effect. Specifically, Atlantic LLC shall not, without the written consent of Fagen, assign or transfer the July 25 Letter of Intent. Any sale, transfer, or disposition by Atlantic LLC of over fifty percent (50%) of its assets or any sale, transfer, or disposition of more than fifty percent (50%) of Atlantic LLC to any single entity by one or more entities holding interest in Atlantic LLC shall be deemed an assignment. Notwithstanding any consent granted by Fagen to any assignment, Atlantic LLC shall remain jointly liable for any failure of any assignee to fulfill its obligations under the July 25 Letter of Intent, including but not limited to any payment and confidentiality obligations.
     If the foregoing terms accurately reflect your understanding and are acceptable to you, please sign and return the enclosed counterpart of this letter to Stephanie Howard-Clark.

Yours sincerely,

Fagen, Inc.

/s/ Ron Fagen By: Ron Fagen
Title: President & CEO
Accepted and agreed to this 18th day of April, 2007.
AMAIZING ENERGY ATLANTIC, LLC
As successor by assignment and merger to CassCo Amaizing Energy, LLLP
By: AMAIZING ENERGY HOLDING COMPANY, LLC
Its: Manager
AMAIZING ENERGY HOLDING COMPANY, LLC

/s/ Sam J. Cogdill
By: Sam Cogdill
Its: Chairman